Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2006 FINANCIAL RESULTS
Company Achieves Solid Fourth Quarter Operating Profit
SEATTLE, WA — February 15, 2007 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the fourth quarter and full-year 2006. Total revenue for the fourth quarter was $101.4 million compared to $65.3 million in the prior year period. Net income for the quarter improved significantly to $8.7 million or $0.32 per share compared to a net loss of ($9.2 million) or ($0.42) per share in the fourth quarter of 2005.
Total gross margin for the fourth quarter was 25.4 percent compared to 24.4 percent in the prior year period. Product margin for the fourth quarter was 22.1 percent and included a low margin contract entered into in 2004 of approximately $38 million of product revenue. Service margin for the fourth quarter was 42.1 percent.
Core operating expenses, consisting of research and development (R&D), sales and marketing, and general and administrative (SG&A), were $16.6 million in the fourth quarter compared to $18.3 million in the fourth quarter of 2005. As anticipated, R&D expense was sequentially lower in the fourth quarter, compared to the 2006 third quarter, due primarily to the timing of the Defense Advanced Research Projects Agency’s (DARPA) High Productivity Computing Systems Phase III contract, which was signed in the fourth quarter of 2006. SG&A expenses were sequentially higher than the 2006 third quarter due primarily to higher commissions and variable incentive expense.
Fourth quarter income from operations was $9.2 million compared to a loss from operations in the prior year period of ($9.2 million). Included in fourth quarter 2006 results from operations were non-cash items of $0.6 million related to stock compensation and $3.5 million for depreciation and amortization.
For the year 2006, Cray reported improved results throughout the income statement, with revenue of $221 million and a net loss of ($12.1 million) or ($0.53) per share compared to $201 million and net loss of ($64.3 million) or ($2.91) per share in 2005. Total gross margin for 2006 improved to 28.9 percent compared to 16.2 percent in 2005, while core operating expenses declined to $69.8 million from $83.7 million in 2005. Loss from operations declined significantly to ($7.2 million) in 2006 compared to ($60.9 million) in 2005. Included in 2006 results were non-cash items of $2.1 million related to stock compensation and $16.2 million for depreciation and amortization.

Cash balances as of December 31, 2006 were $140.3 million compared to $44.2 million reported as of September 30, 2006 and $46.0 million reported as of December 31, 2005. The improvement in cash was driven primarily by positive operating cash flow for the year along with the successful completion of a common stock offering, which provided net proceeds of approximately $81.3 million.
“2006 was a defining year for Cray, culminating with a handful of very important milestones completed in the fourth quarter, including a $250 million contract with DARPA that is expected to co-fund Cray’s core product roadmap through the end of the decade; an $81 million common stock offering that will provide the capital necessary to fund Cray’s growth opportunities; the introduction of two new Cray supercomputers; and, importantly, a return to profitability,” said Peter Ungaro, president and CEO of Cray. “Eighteen months ago we built a roadmap to return to supercomputing leadership and sustained profitability and, without a doubt, we made great strides toward both of those goals. Our DARPA win and the world’s first contract to build a petascale supercomputer at the Department of Energy’s Oak Ridge National Laboratory made 2006 one of the most successful contracts and bookings years in the company’s history.”
Outlook
While there continues to be a wide range of potential outcomes, Cray estimates total revenue of $230 million to $260 million for 2007. The company believes revenue for the first quarter will be in the range of 20 percent of anticipated annual revenue, though quarterly results are likely to fluctuate significantly. Cray expects improved gross margins for 2007 and anticipates core operating expenses to be modestly higher than in 2006. Within the target revenue range, the company anticipates 2007 operating income of approximately 3 to 7 percent of revenue, including about $3 million of anticipated non-cash stock compensation expense. Assuming target profitability for the year, the company anticipates a diluted share count of roughly 33 million shares at year-end, though quarterly and annual share counts will be affected by operational results and are subject to many variables.
Quarterly and annual results for 2007 will be affected by the timing and success of the Cray XT4TM, Cray XMTTM and “BlackWidow” product rollouts. The Cray XT4 system is currently available, with a future upgrade planned for later in 2007, while the Cray XMT and BlackWidow systems are not expected to reach general availability until late in 2007. Also affecting 2007 quarterly and annual results will be the level and timing of government funding as well as the timing of customer orders, acceptances and associated revenue recognition.
Recent Highlights
•	Today, February 15, Cray announced an $85 million contract to deliver a massively parallel processing hybrid supercomputer that will be the centerpiece in the UK Engineering and Physical Sciences Research Council’s (EPSRC) High End Computing Terascale Resources (HECToR) project. The Cray system, which will leverage the Cray XT4 platform, along with planned BlackWidow and Baker systems, will serve as the next generation high performance computing resource for the UK academic community. The initial installation for this multi-phase project is currently scheduled to begin in the third quarter of 2007. The level and timing of 2007 revenue recognition for this contract is currently uncertain.

•	In January 2007, Cray announced a multi-phase contract with the U.S. Army Engineer Research and Development Center to upgrade their existing Cray XT3TM supercomputer and install a new Cray XT4 supercomputer. The two systems will provide a six-fold increase in processing power, with a combined peak performance of over 120 teraflops, to be used in support of the nation’s armed forces.

•	In the fourth quarter of 2006, Sandia National Laboratories and Pittsburgh Supercomputing Center (PSC) both upgraded their existing Cray XT3 supercomputers. Sandia’s upgrade boosted performance on their system to over 100 teraflops, making it the second most powerful supercomputer in the world as of November 2006 (see www.top500.org). With over a two-fold increase in performance, PSC’s upgrade provides for a significant increase to the most oversubscribed resource on the National Science Foundation’s TeraGrid computing infrastructure.

•	In November, Cray announced a $250 million multi-year agreement with DARPA to develop a revolutionary new supercomputer based on Cray’s Adaptive Supercomputing vision. Over the course of the contract, Cray will incorporate elements of the program into commercially available products, the first of which is targeted for availability in 2009.

•	In November, Cray was awarded the HPCwire Editor’s Choice Award as the Top HPC Vendor for 2006. The Editors’ Choice Award is determined by votes of an advisory group and alumni panel of recognized luminaries, contributors and editors associated with HPCwire, a leading source of news and information about the global HPC industry.

•	In November, Cray announced two new products: the Cray XT4 and Cray XMT supercomputers. The Cray XT4, a scalar-based supercomputer and descendant of the Cray XT3 system, began shipping in the fourth quarter of 2006. The Cray XMT, a massively multithreaded processing platform that can deliver over 1 million concurrent processing threads in a single system, is anticipated for general availability in late 2007.

•	In December, Cray completed a public offering of 8,625,000 shares of common stock at a price of $10.00 per share. The company received net proceeds of approximately $81.3 million. The company intends to use the proceeds to fund working capital and for general corporate purposes, including product development and capital expenditures.
Conference Call Information
Cray will host a conference call today, Thursday, February 15, 2007 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss fourth quarter 2006 and full-year financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-218-0204. International callers should dial 303-275-2170. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11084264. International callers can listen to the replay by dialing 303-590-3000, access code

11084264. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Thursday, February 15, 2007.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include anticipated revenue subject to complex revenue recognition rules; fluctuating quarterly operating results; lower margins and operating results due to many variables including pricing pressure; the technical challenges of developing high performance computing systems, including potential delays in development projects; the timing and level of government funding for supercomputer system purchases and research and development activities; the successful passing of customer acceptance tests; reliance on third-party suppliers including their competitiveness with other suppliers and potential delays in availability of qualified parts from suppliers; the success porting of application programs to Cray computer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
###
Cray is a registered trademark, and Cray XT3, Cray XT4 and Cray XMT are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006
REVENUE:
Product	$52,302	$84,805	$152,098	$162,795
Service	12,955	16,619	48,953	58,222

Total revenue	65,257	101,424	201,051	221,017

OPERATING EXPENSES:
Cost of product revenue	42,951	66,025	139,518	124,728
Cost of service revenue	6,380	9,630	29,032	32,466
Research and development, net	8,780	5,764	41,711	29,042
Sales and marketing	5,857	6,386	25,808	21,977
General and administrative	3,654	4,457	16,145	18,785
Restructuring, severance and impairment	6,817	(39)	9,750	1,251

Total operating expenses	74,439	92,223	261,964	228,249

Income (loss) from operations	(9,182)	9,201	(60,913)	(7,232)

Other expense, net	(819)	(177)	(1,421)	(2,141)

Interest expense, net	(1,142)	(438)	(3,462)	(2,095)

Income (loss) before income taxes	(11,143)	8,586	(65,796)	(11,468)

Income tax expense (benefit)	(1,916)	(146)	(1,488)	602

Net income (loss)	$(9,227)	$8,732	$(64,308)	$(12,070)

Diluted net income (loss) per common share	$(0.42)	$0.32	$(2.91)	$(0.53)

Diluted weighted average shares outstanding	22,207	28,971	22,125	22,849

* For the quarter ending December 31, 2006, diluted earnings per share includes the impact of applying the “if converted” method on the Company’s convertible notes payable. Accordingly, interest expense of $600,000 has been added back to net income to calculate diluted net income per share.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share data)

	December 31,	December 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$46,026	$115,328
Restricted cash	—	25,000
Accounts receivable, net	55,064	44,790
Inventory	67,712	58,798
Prepaid expenses and other current assets	2,909	2,156

Total current assets	171,711	246,072

Property and equipment, net	31,292	21,564
Service inventory, net	3,285	4,292
Goodwill	56,839	57,138
Deferred tax asset	575	722
Intangible assets, net	1,113	1,404
Other non-current assets	8,190	6,311

TOTAL ASSETS	$273,005	$337,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,911	$22,450
Accrued payroll and related expenses	12,145	17,411
Advance research and development payments	1,538	21,518
Other accrued liabilities	9,164	5,121
Deferred revenue	81,749	43,248

Total current liabilities	119,507	109,748

Long-term deferred revenue	5,234	2,475
Other non-current liabilities	2,317	3,906
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	207,058	196,129

Shareholders’ equity:
Common stock	422,691	507,356
Exchangeable shares	576	—
Deferred compensation	(2,811)	—
Accumulated other comprehensive income	6,258	6,855
Accumulated deficit	(360,767)	(372,837)

TOTAL SHAREHOLDERS’ EQUITY	65,947	141,374

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$273,005	$337,503